Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint Paul W. Kopsky, Jr. as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for the offering and issuance, on a delayed or continuous basis, of common shares of beneficial interest of RAIT, par value $0.03 per share, issuable pursuant to the RAIT Financial Trust 2017 Incentive Award Plan (formerly known as the RAIT Financial Trust 2012 Incentive Award Plan) authorized by the Board of Trustees of RAIT on June 22, 2017.

Name	Capacity With RAIT Financial Trust	Date

/S/ Scott L.N. Davidson	Chief Executive Officer, President and Trustee (Principal Executive Officer)	June 22, 2017
Scott L.N. Davidson

/S/ Paul W. Kopsky, Jr.	Chief Financial Officer and Treasurer (Principal Financial Officer)	June 22, 2017
Paul W. Kopsky, Jr.

/S/ Alfred J. Dilmore.	Chief Accounting Officer (Principal Accounting Officer)	June 22, 2017
Alfred J. Dilmore

/S/ Michael J. Malter	Trustee and Chairman of the Board	June 22, 2017
Michael J. Malter

/S/ Andrew Batinovich	Trustee	June 22, 2017
Andrew Batinovich

/S/ Frank A. Farnesi	Trustee	June 22, 2017
Frank A. Farnesi

/S/ S. Kristin Kim	Trustee	June 22, 2017
S. Kristin Kim

/S/ Jon C. Sarkisian	Trustee	June 22, 2017
Jon C. Sarkisian

/S/ Andrew M. Silberstein	Trustee	June 22, 2017
Andrew M. Silberstein

/S/ Murray Stempel, III	Trustee	June 22, 2017
Murray Stempel, III

/S/ Thomas D. Wren	Trustee	June 22, 2017
Thomas D. Wren